EXHIBIT 2

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

     This Settlement Agreement and Mutual General Release (the “Settlement Agreement”) is made and entered into by and between GolfGear International, Inc., a Nevada corporation (“GOLFGEAR”), and MC CORPORATION, JOHN KURA, KEIZAIKAI USA, INC. and GOLFGEAR JAPAN, INC. (unless otherwise indicated, these parties are collectively referred to herein as the “MC CORPORATION parties”).

RECITALS

     A. Whereas, MC CORPORATION, a Japanese corporation, has commenced an action against GOLFGEAR in the United States District Court, Central District of California, Southern Division, Case No. SA-01-1129 AHS (MLGx) (the “Subscription Agreement lawsuit”) in which it contends it is entitled to additional shares of GOLFGEAR common stock under the reset provisions of a Subscription Agreement executed in 1999;

     B. Whereas, GOLFGEAR has filed an answer in the Subscription Agreement lawsuit denying the allegations in the Complaint and asserting a counter-claim against MC CORPORATION for reformation of the Subscription Agreement;

     C. Whereas, GOLFGEAR and MC CORPORATION entered into a Distribution Agreement (the “Distribution Agreement”) in 1999, which GOLFGEAR contends has been breached by MC CORPORATION, and which was terminated on March 5, 2002;

     D. Whereas, the trial judge in the Subscription Agreement lawsuit has given GOLFGEAR to and including May 31, 2002 within which to amend its counter-claim to allege a breach of the Distribution Agreement by MC CORPORATION; and

     E. Whereas, GOLFGEAR and the MC CORPORATION parties desire to settle all of their differences on the terms and conditions as described below.

     NOW, THEREFORE, FOR THE MUTUAL CONSIDERATION STATED HEREIN, IT IS AGREED BY GOLFGEAR AND THE MC CORPORATION PARTIES AS FOLLOWS:

     1. GOLFGEAR and the MC CORPORATION parties agree to dismiss the Subscription Agreement lawsuit, including the counter-claim by GOLFGEAR, with prejudice, with each side bearing its own attorneys’ fees and costs.

     2. The Distribution Agreement between GOLFGEAR and MC CORPORATION will be formally terminated upon the execution of this Settlement Agreement by all parties hereto. GOLFGEAR and MC CORPORATION each waive all damages and claims that they have against each other pertaining to the Distribution Agreement.

     3. MC CORPORATION will terminate its golf operations in Japan with respect to the sale of golf equipment upon execution of this Settlement Agreement by all parties hereto. Nothing contained herein shall prevent MC CORPORATION from engaging in the development and/or operation of golf courses in Japan in the future. MC CORPORATION hereby represents that it has an insignificant inventory of GOLFGEAR products remaining in Japan. Immediately upon settlement, GOLFGEAR agrees to assume all warranty obligations for GOLFGEAR products previously sold in Japan by MC CORPORATION. MC CORPORATION and/or GOLFGEAR JAPAN, INC. shall timely direct warranty claimants to GOLFGEAR.

     4. MC CORPORATION hereby gives up its right to a seat on the Board of Directors of GOLFGEAR, and Mr. Kinoshita agrees to resign as a Director of GOLFGEAR. MC CORPORATION agrees to give up its 14.3% anti-dilution right and all other rights under the Subscription Agreement. Each of these provisions becomes effective upon the execution of this Settlement Agreement by all parties hereto.

     5. MC CORPORATION drops its reset claim and all claims against GOLFGEAR based on the Subscription Agreement. In exchange for the 245,030 shares of Series A Senior Convertible Preferred Stock in GOLFGEAR that are currently owned by MC CORPORATION, GOLFGEAR will issue to MC CORPORATION 2,450,300 shares of GOLFGEAR common stock. As part of this Settlement Agreement, GOLFGEAR will issue to MC CORPORATION an additional 549,700 shares of GOLFGEAR common stock as additional consideration. MC CORPORATION will receive a total of 3,000,000 shares of GOLFGEAR common stock under this Settlement Agreement. GOLFGEAR will issue said 3,000,000 shares of common stock to MC CORPORATION within 15 days after this Settlement Agreement has been executed by all parties hereto. Such common shares will be unregistered, have no registration rights, and will bear an appropriate restrictive legend.

     6. For a period of 18 months from the date this Settlement Agreement has been executed by all parties hereto, the MC CORPORATION parties (including any subsidiary or affiliate of MC CORPORATION which may in the future own such shares) agree to restrict the sale of their GOLFGEAR common shares in a public transaction as follows:

(a)	For the first 6 months of the 18 month period, MC CORPORATION will not sell any shares in a public transaction;

(b)	For the second 6 months of the 18 month period, MC CORPORATION may sell GOLFGEAR common shares in an amount up to 50% of the Rule 144 volume limitations in a public transaction;

(c)	For the third 6 months of the 18 month period, MC CORPORATION may sell GOLFGEAR common shares in an amount up to 100% of the Rule 144 volume limitations in a public transaction;

(d)	Rule 144 stipulates that the common shares sold within a three-month period shall not exceed the greater of (i) 1% of the outstanding shares of the Company’s common stock, or (ii) the average weekly trading volume for the Company’s common stock on all exchanges and/or reported through NASDAQ during the four weeks before the sale, or (iii) the average weekly trading volume for the Company’s common stock reported through the consolidated transaction reporting system during the four weeks before the sale.

(e)	There shall be no carryover to future periods of any wholly or partially unused rights to sell common stock.

(f)	All sales of common stock by MC CORPORATION will comply with all applicable federal and state securities laws and regulations.j

(g)	GOLFGEAR undertakes and agrees that it shall timely make all filings required under the Securities Exchange Act of 1934.

     7. For a period of 18 months from the date this Settlement Agreement has been executed by all parties hereto, MC CORPORATION hereby grants to GOLFGEAR a right of first refusal with respect to any shares of GOLFGEAR common stock that MC CORPORATION may desire to sell in a private transaction. MC CORPORATION shall notify GOLFGEAR in writing of any third party’s offer, and shall provide GOLFGEAR with written documentation of the terms and conditions of such third party’s offer. GOLFGEAR shall have 10 business days after receiving written notice from MC CORPORATION to decide whether to exercise its right of first refusal, and a further 10 business days to consummate the transaction.

     8. All stock options or warrants to acquire GOLFGEAR common stock held by the MC CORPORATION parties are cancelled as of the date of the execution of this Settlement Agreement by all parties hereto.

     9. (a) GOLFGEAR and its affiliates, parent corporations, subsidiaries, officers, employees, agents, representatives, attorneys, accountants, insurers, heirs, administrators, predecessors, successors and assigns, and each of them (collectively referred to herein as the “GOLFGEAR Releasers”), hereby release and forever discharge the MC CORPORATION parties and their respective affiliates, parent corporations, subsidiaries, officers, employees, agents, representatives, attorneys, accountants, insurers, heirs, administrators, predecessors, successors and assigns, and each of them, of and from any and all claims, demands, actions, causes of action, obligations, damages, liabilities, contracts or agreements of any kind or nature whatsoever, arising out of or related to the Subscription Agreement, the Subscription Agreement lawsuit, or the Distribution Agreement, Mr. Kinoshita’s Board membership, whether or not known, suspected, or claimed, as well as any and all debts or obligations, which the GOLFGEAR Releasers have or may have now or in the future against any of them, EXCEPT for the representations, warranties, rights, and/or obligations created by or pursuant to this

Settlement Agreement. Such release is to the fullest extent permitted by law, and to the extent that they can legally do so upon executing this Settlement Agreement.

          (b) The MC CORPORATION parties and its affiliates, parent corporations, subsidiaries, officers, employees, agents, representatives, attorneys, accountants, insurers, heirs, administrators, predecessors, successors and assigns, and each of them (collectively referred to herein as the “MC Releasers”), hereby release and forever discharge the GOLFGEAR parties and their respective affiliates, parent corporations, subsidiaries, officers, employees, agents, representatives, attorneys, accountants, insurers, heirs, administrators, predecessors, successors and assigns, and each of them, of and from any and all claims, demands, actions, causes of action, obligations, damages, liabilities, contracts or agreements of any kind or nature whatsoever, arising out of or related to the Subscription Agreement, the Subscription Agreement lawsuit, or the Distribution Agreement, Mr. Kinoshita’s Board membership, whether or not now known, suspected, or claimed, as well as any and all debts or obligations, which the MC Releasers have or may have now or in the future against any of them, EXCEPT for the representations, warranties, rights, and/or obligations created by or pursuant to this Settlement Agreement. Such release is to the fullest extent permitted by law, and to the extent that they can legally do so upon executing this Settlement Agreement.

     10. The parties to this Settlement Agreement agree that this Settlement Agreement extends to all claims of every nature and kind whatsoever between them, EXCEPT the duty to perform according to the terms and conditions of this Settlement Agreement, arising up to and including the date of execution hereof, whether such claims are known or unknown, suspected or unsuspected, and accordingly, each of the parties hereto expressly, knowingly, voluntarily and advisedly WAIVE all rights given them under California Civil Code Sec. 1542, which provision reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     11. This Settlement Agreement supercedes any prior written or verbal agreements and representations regarding these matters. There shall be no modification of this Settlement Agreement except in a writing signed by all parties hereto.

     12. The parties hereto understand and agree that in entering into this Settlemetn Agreement, they have not relied on any statement of any other party or other party’s attorney. Each and every party hereto specifically and expressly agrees to assume the risk of its own mistaken belief in law and/or fact regarding the matters herein released or agreed to, if any such mistake exists or arises.

     13. This Settlement Agreement constitutes the compromise and settlement of disputed claims. Nothing contained in this Settlement Agreement shall constitute, be construed as, or be deemed to be an admission of fault, liability, or wrongdoing on the part of any party hereto. GOLFGEAR and the MC CORPORATION parties each expressly deny any fault, liability, or wrongdoing.

     14. This Settlement Agreement and the rights and obligations hereunder shall be governed by, and construed, and be interpreted in all respects in accordance with the laws of the State of California.

     15. In the event that any party to this Settlement Agreement is alleged to have breached any of the terms of this Settlement Agreement, such dispute shall be resolved by binding arbitration in Orange County, California in a proceeding brought under the auspices of the Judicial Arbitration and Mediation Services, with such rights to discovery as shall be ordered by the retired judge selected to decide the matter. Each party to this Settlement Agreement knowingly waives the right to institute legal proceedings of any other kind except as just described, and each party understands that this agreement to submit such disputes to binding arbitration constitutes a waiver of the right to a trial by jury. The prevailing party in any such dispute shall be awarded its reasonable attorneys’ fees and costs, including the costs of arbitration and the fees of the arbitrator.

     16. Each of the parties hereto acknowledges that this Settlement Agreement has been entered into and negotiated fairly and in good faith. The terms of this Settlement Agreement shall not be construed against any party but rather shall be construed in an evenhanded manner.

     17. The parties hereto represent and warrant to each other that they have the authority and capacity to make the agreements and releases set forth in this Settlement Agreement, they are the owners of, and have not transferred, assigned or hypothecated any of the claims, rights, demands or causes of action they have asserted or released herein, and no other person or entity owns, holds or has any interest in the claims, rights or causes of action that are being released herein. Each of the corporate parties signing this Settlement Agreement represent that this Settlement Agreement has been approved by its Board of Directors and that the corporation has authorized its signatory below to execute this document on its behalf.

     18. GOLFGEAR and the MC CORPORATION parties represent and warrant to each other that they have read this Settlement Agreement, or have had it read to them in their native language by their legal counsel, and that they are fully aware of its content and legal effect. The parties hereto represent and warrant to each other that they have conferred with legal counsel of their own choosing in negotiations for and the preparation of this Settlement Agreement, fully understand the terms, nature, and effect of this Settlement Agreement, and that they are executing this Settlement Agreement knowingly, intentionally, and voluntarily.

     19. This Settlement Agreement shall be binding upon and for the benefit of the parties hereto, and each of their successors-in-interest, including heirs and assigns.

     20. The parties hereto agree to execute any additional legal documents reasonably necessary to accomplish any of the items set forth in this Settlement Agreement, and that they will cooperate in providing such other information as may be necessary to promptly carry out the terms of this Settlement Agreement and its intent.

     21. Each of the parties to this Settlement Agreement agrees that time is of the essence in executing this Settlement Agreement. This Settlement Agreement may be executed in counterparts and by facsimile signature. Facsimile signatures shall be as binding and enforceable as originals, and each party signing by facsimile shall immediately transmit by facsimile its executed signature page to counsel for each of the other parties hereto. Each party shall submit its original executed signature page to GOLFGEAR’S legal counsel within 15 days of having transmitted a facsimile signature page. This Settlement Agreement shall be deemed fully executed when each party hereto has signed and faxed its executed signature page to legal counsel for the other party. Legal counsel for each party shall retain a fully-executed copy of this Settlement Agreement.

Dated: May __, 2002	JOHN KURA

KEIZAIKAI USA, Inc.

Dated: May __, 2002	By: JOHN KURA, President

MC CORPORATION

Dated: May __, 2002	By: NAOYA KINOSHITA, President

GOLFGEAR INTERNATIONAL, INC.

Dated: May __, 2002	By: Donald Anderson, President

GOLFGEAR JAPAN, INC.

Dated: May __, 2002	By: Katsuyuki Kawasumi

REVIEWED AS TO FORM AND CONTENT, HOWEVER THE FOLLOWING ARE NOT GUARANTORS OF CLIENT PERFORMANCE UNDER THIS AGREEMENT

ORRICK, HERRINGTON & SUTCLIFFE, LLP

Dated: May __, 2002	By: BRIAN H. NEWMAN Attorneys for MC CORPORATION

COTKIN, COLLINS & GINSBURG

Dated: May __, 2002	By: JAMES P. COLLINS, JR. Attorneys for GOLFGEAR INTERNATIONAL, INC.